Exhibit 99.1

Bristol-Myers Squibb Reports Third Quarter 2012 Financial Results

•	Posts Third Quarter GAAP Loss per Share of $0.43 and non-GAAP EPS of $0.41

•	Completes Strategic Acquisition of Amylin Pharmaceuticals and Expands Diabetes Alliance with AstraZeneca

•	Demonstrates Continued R&D Productivity with Regulatory Milestones in the U.S. and Europe for Eliquis® and Orencia®, and Presentation of Long-Term Survival Data for Yervoy®

•	Adjusts 2012 GAAP EPS Guidance Range to $0.95 to $1.05; Confirms Non-GAAP EPS Guidance range of $1.90 to $2.00 and Guides to Upper End

(NEW YORK, October 24, 2012) – Bristol-Myers Squibb Company (NYSE: BMY) today reported financial results for the third quarter of 2012, adjusted 2012 GAAP and confirmed non-GAAP EPS guidance.

“Bristol-Myers Squibb faced challenges in the third quarter, including the discontinuation of BMS-986094 for the treatment of hepatitis C. I am proud of how we worked through these challenges and made the right decisions for patients,” said Lamberto Andreotti, chief executive officer, Bristol-Myers Squibb. “We remain strong and well-positioned for future success as demonstrated by the achievement of regulatory milestones for Eliquis and Orencia, the presentation of long-term survival data for Yervoy, the completion of our acquisition of Amylin, and the performance of our key brands.”

	Third Quarter
$ amounts in millions, except per share amounts
	2012	2011	Change
Net Sales	$3,736	$5,345	(30)%
GAAP Diluted EPS	(0.43)	0.56	*
Non-GAAP Diluted EPS	0.41	0.61	(33)%

*	In excess of +/- 100%

THIRD QUARTER FINANCIAL RESULTS

•

Bristol-Myers Squibb posted third quarter 2012 net sales of $3.7 billion, a decrease of 30% compared to the same period a year ago, following the U.S. patent expiration of Avapro®/Avalide® in March 2012 and Plavix® in May 2012. Excluding Plavix and Avapro/Avalide, net sales grew by 7% compared to the third quarter of 2011.

•	U.S. net sales decreased 43% to $2.0 billion in the quarter compared to the same period a year ago. International net sales decreased 6% to $1.8 billion.

•	Gross margin as a percentage of net sales was 73.6% in the quarter compared to 73.7% in the same period a year ago.

•	Marketing, selling and administrative expenses increased 5% to $1.1 billion in the quarter.

•	Advertising and product promotion spending decreased 19% to $167 million in the quarter.

•	Research and development expenses decreased 2% to $951 million in the quarter.

•

A non-cash impairment charge of $1.8 billion was included in the quarter resulting from the discontinued development of BMS-986094 (formerly known as INX-189), a nucleotide polymerase (NS5B) inhibitor that was in Phase II development for the treatment of hepatitis C.

•

The Company reported an overall tax benefit rate of 43.4% attributed to the pretax loss in the quarter. The effective tax rate on earnings before income taxes was 26.0% in the third quarter of last year.

•	The Company reported net loss attributable to Bristol-Myers Squibb of $711 million, or $0.43 per share, in the quarter compared to net earnings of $969 million, or $0.56 per share, a year ago.

•

The Company reported non-GAAP net earnings attributable to Bristol-Myers Squibb of $685 million, or $0.41 per share, in the third quarter, compared to $1.0 billion, or $0.61 per share, for the same period in 2011. An overview of specified items is discussed under the “Use of Non-GAAP Financial Information” section.

•	Cash, cash equivalents and marketable securities were $6.6 billion, with a net debt position of $731 million, as of September 30, 2012.

•	In July, the Company issued $2.0 billion of senior unsecured notes: $750 million of 0.875% notes due 2017, $750 million of 2.000% notes due 2022 and $500 million of 3.250% notes due 2042.

•	Also in July, the Company entered into an additional $1.5 billion five-year revolving credit facility. There were no borrowings under revolving credit facilities at September 30, 2012.

THIRD QUARTER PRODUCT AND PIPELINE UPDATE

Bristol-Myers Squibb’s global sales in the third quarter included Orencia® which grew 32%, Yervoy, which grew 48%, Sprycel® which grew 25%, Onglyza®/Kombiglyze® which grew 40%, and Baraclude® which grew 11%.

Eliquis

•

In September, the Company and its partner, Pfizer, announced that the U.S. Food and Drug Administration (FDA) acknowledged receipt of the resubmission of the New Drug Application for Eliquis and assigned a new Prescription Drug User Fee Act goal date of March 17, 2013.

•

Also in September, the Committee for Medicinal Products for Human Use (CHMP) of the European Medicines Agency adopted a positive opinion recommending that Eliquis be granted approval for the prevention of stroke and systemic embolism in patients with nonvalvular atrial fibrillation and one or more risk factors for stroke. The CHMP’s positive opinion will be reviewed by the European Commission, which has the authority to approve medicines for the European Union.

•

In October, The Lancet published results from a subanalysis of the ARISTOTLE trial showing that reductions in stroke or systemic embolism, major bleeding and mortality demonstrated with Eliquis were consistent across a wide range of stroke and bleeding risk scores in patients with nonvalvular atrial fibrillation when compared to warfarin.

Orencia

•	In October, the European Commission approved Orencia subcutaneous formulation for use in treating patients with moderate to severe rheumatoid arthritis.

Baraclude

•	In October, the FDA approved a labeling update for Baraclude to include data on African Americans and liver transplant recipients with chronic hepatitis B.

Yervoy

•

In September, at the 2012 congress of the European Society for Medical Oncology, the Company presented new data for Yervoy in treatment-naïve and previously treated metastatic melanoma that showed prolonged survival benefit at four and five years for some patients.

Onglyza

•

In July, at the 17th World Congress on Heart Disease in Toronto, the Company and its partner, AstraZeneca, reported the results of a pooled analysis showing that Onglyza demonstrated improvements across key measures of blood sugar control, including glycosylated hemoglobin levels, fasting plasma glucose and post-prandial glucose compared to placebo in adult patients with type 2 diabetes at high risk for cardiovascular disease.

Hepatitis C

•	In August, the Company announced the discontinuation of the development of BMS-986094 in Phase II development for the treatment of hepatitis C. The decision was made in the interest of patient safety.

THIRD QUARTER BUSINESS DEVELOPMENT UPDATE

•	In August, the Company completed its acquisition of Amylin Pharmaceuticals and the expansion of its diabetes alliance with AstraZeneca, adding three marketed products to its diabetes pipeline.

•

In September, the Company announced a collaboration agreement with Vanderbilt University’s Center for Neuroscience Drug Discovery for the discovery, development and commercialization of novel therapies for the treatment of Parkinson’s disease.

•

In October, the Company and its partner, Sanofi, announced the restructuring of their successful long-term alliance following the loss of exclusivity of Plavix and Avapro/Avalide in many major markets. The revised agreement simplifies operations and supports the Company’s ability to focus on delivering its promising, innovation-driven R&D portfolio.

2012 FINANCIAL GUIDANCE

Bristol-Myers Squibb is adjusting its 2012 GAAP EPS guidance range to $0.95 to $1.05, from $1.78 to $1.88, and confirming its 2012 non-GAAP EPS range of $1.90 to $2.00, guiding to the upper end of the range. Both GAAP and non-GAAP guidance assume current exchange rates. Key non-GAAP guidance assumptions include:

•	Worldwide sales between $17.4 billion and $17.8 billion. This assumes full-year 2012 worldwide sales of Plavix will be approximately $2.6 billion.

•	Full-year gross margin as a percentage of sales improves approximately 100 basis points versus last year.

•	Advertising and promotion expense decreasing in the mid-teens range.

•	Marketing, sales and administrative expenses decreasing in the low-single-digit range.

•	Research and development expenses growing in the low-single-digit range.

•	An effective tax rate of approximately 23%.

The financial guidance for 2012 includes the impact of completed acquisitions, but excludes the impact of any potential future strategic acquisitions and divestitures and any specified items that have not yet been identified and quantified. The non-GAAP 2012 guidance also exclude other specified items as discussed under “Use of Non-GAAP Financial Information.” Details reconciling adjusted non-GAAP amounts with the amounts reflecting specified items are provided in supplemental materials available on the company’s website.

Use of Non-GAAP Financial Information

This press release contains non-GAAP financial measures, including non-GAAP earnings and related earnings per share information. These measures are adjusted to exclude certain costs, expenses, significant gains and losses and other specified items. Among the items in GAAP measures but excluded for purposes of determining adjusted earnings and other adjusted measures are: restructuring and other exit costs; accelerated depreciation charges; net amortization related to acquired intangible assets of Amylin; IPRD and asset impairments; charges and recoveries relating to significant legal proceedings; upfront, milestone and other licensing payments for in-licensing of products that have not achieved regulatory approval which are immediately expensed; and significant tax events. This information is intended to enhance an investor’s overall understanding of the company’s past financial performance and prospects for the future. Non-GAAP financial measures provide the company and its investors with an indication of the company’s baseline performance before items that are considered by the company not to be reflective of the company’s ongoing results. The company uses non-GAAP gross profit, non-GAAP marketing, selling and administrative expense, non-GAAP research and development expense, and non-GAAP other income and expense measures to set internal budgets, manage costs, allocate resources, and plan and forecast future periods. Non-GAAP effective tax rate measures are primarily used to plan and forecast future periods. Non-GAAP earnings and earnings per share measures are primary indicators the company uses as a basis for evaluating company performance, setting incentive compensation targets, and planning and forecasting of future periods. This information is not intended to be considered in isolation or as a substitute for financial measures prepared in accordance with GAAP.

Statement on Cautionary Factors

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding, among other things, statements relating to goals, plans and projections regarding the company’s financial position, results of operations, market position, product development and business strategy. These statements may be identified by the fact that they use words such as “anticipate”, “estimates”, “should”, “expect”, “guidance”, “project”, “intend”, “plan”, “believe” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual outcomes and results to differ materially from current expectations. These factors include, among other things, difficulties and delays in product development, manufacturing or sales including any potential future recalls, effects of the continuing implementation of the discounts and pharmaceutical company fee under the 2010 U.S. health care reform law, governmental laws and regulations related to Medicare, Medicaid, Medicaid managed care organizations and entities under the Public Health Service 340B program, pharmaceutical rebates and reimbursement, market factors, competitive product development and approvals, pricing controls and pressures (including changes in rules and practices of managed care groups and institutional and governmental purchasers), economic conditions such as interest rate and currency exchange rate fluctuations, judicial decisions, claims and concerns that may arise regarding the safety and efficacy of in-line products and product candidates, changes to wholesaler inventory levels, variability in data provided by third parties, changes in, and interpretation of, governmental regulations and legislation affecting domestic or foreign operations, including tax obligations, changes to business or tax planning strategies, patent positions and the ultimate outcome of any litigation matter. These factors also include the company’s ability to execute successfully its strategic plans, including its String of Pearls strategy and cost savings initiatives, the expiration of patents or data protection on certain products, and the impact and result of governmental investigations. There can be no guarantees with respect to pipeline products that future clinical studies will support the data described in this release, that the products will receive necessary regulatory approvals, or that they will prove to be commercially successful; nor are there guarantees that regulatory approvals will be sought, or sought within currently expected timeframes, or that contractual milestones will be achieved. For further details and a discussion of these and other risks and uncertainties, see the company’s periodic reports, including the annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, filed with or furnished to the Securities and Exchange Commission. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

Company and Conference Call Information

Bristol-Myers Squibb is a global biopharmaceutical company whose mission is to discover, develop and deliver innovative medicines that help patients prevail over serious diseases. For more information, please visit http://www.bms.com or follow us on Twitter at http://twitter.com/bmsnews.

There will be a conference call on October 24, 2012, at 10:00 a.m. ET during which company executives will review financial information and address inquiries from investors and analysts. Investors and the general public are invited to listen to a live web cast of the call at http://investor.bms.com or by dialing: 913-312-0375, confirmation code: 6543884. Materials related to the call will be available at the same website prior to the call.

For more information, contact: Jennifer Fron Mauer, 609-252-6579, Communications; John Elicker, 609-252-4611, or Timothy Power, 609-252-7509, Investor Relations.

Abilify® is a trademark of Otsuka Pharmaceutical Co., Ltd.

Atripla® is a trademark of Bristol-Myers Squibb Co. and Gilead Sciences, Inc.

Avapro®, Avalide®, and Plavix® are trademarks of Sanofi.

Byetta® and Bydureon® are trademarks of Amylin Pharmaceuticals, LLC and AstraZeneca Pharmaceuticals LP.

Erbitux® is a trademark of ImClone LLC. ImClone Systems is a wholly-owned subsidiary of Eli Lilly and Company.

All other brand names are registered trademarks solely owned by the Company or one of its subsidiaries.

BRISTOL-MYERS SQUIBB COMPANY

SELECTED PRODUCTS

FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2012 AND 2011

(Unaudited, dollars in millions)

The following table sets forth worldwide and U.S. reported net sales for selected products. In addition, the table includes, where applicable, the estimated total U.S. prescription change for the retail and mail-order channels for the comparative periods presented for certain of the company’s U.S. pharmaceutical products based on third-party data. A significant portion of the company’s U.S. pharmaceutical sales is made to wholesalers. Where changes in reported net sales differ from prescription growth, this change in net sales may not reflect underlying prescriber demand.

	Worldwide Net Sales			U.S. Net Sales			% Change in U.S. Total Prescriptions vs. 2011
	2012	2011	% Change	2012	2011	% Change
Three Months Ended September 30,
Key Products
Plavix	$64	$1,788	(96)%	$41	$1,672	(98)%	(95)%
Avapro/Avalide	95	216	(56)%	7	121	(94)%	(89)%
Eliquis	—	—	N/A	—	—	N/A	—
Abilify	676	691	(2)%	502	505	(1)%	(1)%
Reyataz	363	391	(7)%	194	184	5%	(6)%
Sustiva Franchise	370	359	3%	245	222	10%	(2)%
Baraclude	346	311	11%	61	51	20%	12%
Erbitux	173	172	1%	166	168	(1)%	N/A
Sprycel	263	211	25%	107	78	37%	22%
Yervoy	179	121	48%	123	109	13%	N/A
Orencia	307	233	32%	209	154	36%	N/A
Nulojix	3	—	—	3	—	—	N/A
Onglyza/Kombiglyze	178	127	40%	127	91	40%	42%
Byetta	55	—	N/A	55	—	N/A	N/A
Bydureon	20	—	N/A	20	—	N/A	N/A

Mature Products and All Other	644	725	(11)%	125	122	2%	N/A

Total	3,736	5,345	(30)%	1,985	3,477	(43)%	N/A

Total excluding Plavix and Avapro/Avalide	3,577	3,341	7%	1,937	1,684	15%	N/A

BRISTOL-MYERS SQUIBB COMPANY

SELECTED PRODUCTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2012 AND 2011

(Unaudited, dollars in millions)

	Worldwide Net Sales			U.S. Net Sales			% Change in U.S. Total Prescriptions vs. 2011
	2012	2011	% Change	2012	2011	% Change
Nine Months Ended September 30,
Key Products
Plavix	$2,498	$5,415	(54)%	$2,372	$5,060	(53)%	(48)%
Avapro/Avalide	419	757	(45)%	127	414	(69)%	(65)%
Eliquis	1	—	N/A	—	—	N/A	—
Abilify	2,008	2,021	(1)%	1,472	1,482	(1)%	1%
Reyataz	1,127	1,153	(2)%	577	554	4%	(3)%
Sustiva Franchise	1,144	1,073	7%	752	665	13%	(1)%
Baraclude	1,028	878	17%	175	150	17%	11%
Erbitux	531	510	4%	512	497	3%	N/A
Sprycel	738	576	28%	290	207	40%	33%
Yervoy	495	216	*	361	204	77%	N/A
Orencia	851	660	29%	575	444	30%	N/A
Nulojix	7	2	*	6	2	*	N/A
Onglyza/Kombiglyze	511	320	60%	368	228	61%	56%
Byetta	55	—	N/A	55	—	N/A	N/A
Bydureon	20	—	N/A	20	—	N/A	N/A

Mature Products and All Other	1,997	2,209	(10)%	367	382	(4)%	N/A

Total	13,430	15,790	(15)%	8,029	10,289	(22)%	N/A

Total excluding Plavix and Avapro/Avalide	10,513	9,618	9%	5,530	4,815	15%	N/A

*	In excess of +/- 100%

BRISTOL-MYERS SQUIBB COMPANY

CONSOLIDATED STATEMENTS OF EARNINGS

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2012 AND 2011

(Unaudited, amounts in millions except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Net Sales	$3,736	$5,345	$13,430	$15,790

Cost of products sold	987	1,407	3,535	4,231
Marketing, selling and administrative	1,071	1,019	3,077	2,987
Advertising and product promotion	167	205	585	672
Research and development	951	973	2,822	2,831
Impairment charge for BMS-986094 intangible asset	1,830	—	1,830	—
Provision for restructuring	29	8	71	92
Litigation expense/(recoveries)	50	—	(122)	—
Equity in net income of affiliates	(40)	(71)	(150)	(215)
Other (income)/expense	(50)	(26)	(45)	(195)

Total expenses	4,995	3,515	11,603	10,403

Earnings/(Loss) before Income Taxes	(1,259)	1,830	1,827	5,387
Provision for/(benefit from) income taxes	(546)	475	250	1,358

Net Earnings/(Loss)	(713)	1,355	1,577	4,029

Net Earnings/(Loss) Attributable to Noncontrolling Interest	(2)	386	542	1,172

Net Earnings/(Loss) Attributable to BMS	$(711)	$969	$1,035	$2,857

Weighted-average Common Shares Outstanding—basic	1,666	1,698	1,679	1,703
Contingently convertible debt common stock equivalents	—	1	1	1
Incremental shares attributable to share-based compensation Plans	—	16	17	13

Weighted-average Common Shares Outstanding—diluted	1,666	1,715	1,697	1,717

Earnings/(Loss) per Common Share Attributable to BMS:
Basic	$(0.43)	$0.57	$0.62	$1.67
Diluted	$(0.43)	$0.56	$0.61	$1.66

Other (income)/expense

Interest expense	$48	$40	$131	$103
Investment income	(27)	(23)	(85)	(69)
Out-licensed intangible asset impairment	—	—	38	—
Gain on sale of product lines, businesses and assets	—	(25)	(3)	(36)
Other income from alliance partners	(96)	(44)	(225)	(107)
Pension curtailments and settlements	3	2	3	(1)
Litigation charges/(recoveries)	—	1	22	(105)
Product liability charges	—	10	—	36
Other	22	13	74	(16)

Other (income)/expense	$(50)	$(26)	$(45)	$(195)

BRISTOL-MYERS SQUIBB COMPANY

SPECIFIED ITEMS

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2012 AND 2011

(Unaudited, dollars in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Accelerated depreciation, asset impairment and other shutdown costs	$—	$19	$147	$60
Amortization of acquired Amylin intangible assets	91	—	91	—
Amortization of Amylin collaboration proceeds	(46)	—	(46)	—
Amortization of Amylin inventory adjustment	9	—	9	—

Cost of products sold	54	19	201	60

Stock compensation from accelerated vesting of Amylin awards	67	—	67	—
Process standardization implementation costs	3	5	16	19

Marketing, selling and administrative	70	5	83	19

Stock compensation from accelerated vesting of Amylin awards	27	—	27	—
Upfront, milestone and other licensing payments	21	69	21	207
IPRD impairment	—	13	103	28

Research and development	48	82	151	235

Impairment charge for BMS-986094 intangible asset	1,830	—	1,830	—

Provision for restructuring	29	8	71	92

Litigation expense/(recoveries)	50	—	(122)	—

Gain on sale of product lines, businesses and assets	—	(12)	—	(12)
Acquisition related expenses	29	—	42	—
Litigation charges/(recoveries)	—	—	22	(102)
Product liability charges	—	10	—	36
Out-licensed intangible asset impairment	—	—	38	—
Loss on debt repurchase	8	—	27	—

Other (income)/expense	37	(2)	129	(78)

Decrease to pretax income	2,118	112	2,343	328

Income tax on items above	(722)	(37)	(791)	(99)
Specified tax benefit*	—	—	—	(71)

Income taxes	(722)	(37)	(791)	(170)

Decrease to net earnings	$1,396	$75	$1,552	$158

*	The 2011 specified tax benefit relates to releases of tax reserves that were specified in prior periods.

BRISTOL-MYERS SQUIBB COMPANY

RECONCILIATION OF CERTAIN NON-GAAP LINE ITEMS TO GAAP LINE ITEMS

FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2012 AND 2011

(Unaudited, dollars in millions)

Three months ended September 30, 2012	GAAP	Specified Items*	Non GAAP

Gross Profit	$2,749	54	$2,803

Marketing, Selling and Administrative	1,071	(70)	1,001

Research and Development	951	(48)	903

Other (income)/expense	(50)	(37)	(87)

Effective Tax Rate	43.4%	(22.9)%	20.5%

Three months ended September 30, 2011	GAAP	Specified Items*	Non GAAP

Gross Profit	$3,938	19	$3,957

Marketing, Selling and Administrative	1,019	(5)	1,014

Research and Development	973	(82)	891

Other (income)/expense	(26)	2	(24)

Effective Tax Rate	26.0%	0.4%	26.4%

*	Refer to the Specified Items schedules for further details.

BRISTOL-MYERS SQUIBB COMPANY

RECONCILIATION OF CERTAIN NON-GAAP LINE ITEMS TO GAAP LINE ITEMS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2012 AND 2011

(Unaudited, dollars in millions)

Nine months ended September 30, 2012	GAAP	Specified Items*	Non GAAP

Gross Profit	$9,895	201	$10,096

Marketing, Selling and Administrative	3,077	(83)	2,994

Research and Development	2,822	(151)	2,671

Other (income)/expense	(45)	(129)	(174)

Effective Tax Rate	13.7%	11.3%	25.0%

Nine months ended September 30, 2011	GAAP	Specified Items*	Non GAAP

Gross Profit	$11,559	60	$11,619

Marketing, Selling and Administrative	2,987	(19)	2,968

Research and Development	2,831	(235)	2,596

Other (income)/expense	(195)	78	(117)

Effective Tax Rate	25.2%	1.5%	26.7%

*	Refer to the Specified Items schedules for further details.

BRISTOL-MYERS SQUIBB COMPANY

RECONCILIATION OF NON-GAAP EPS TO GAAP EPS

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2012 AND 2011

(Unaudited, amounts in millions except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Net Earnings/(Loss) Attributable to BMS—GAAP	$(711)	$969	$1,035	$2,857
Earnings attributable to unvested restricted shares	—	(2)	(1)	(6)

Net Earnings/(Loss) used for Diluted EPS Calculation—GAAP	$(711)	$967	$1,034	$2,851

Net Earnings/(Loss)—GAAP	$(711)	$969	$1,035	$2,857
Less Specified Items*	1,396	75	1,552	158

Net Earnings—Non-GAAP	685	1,044	2,587	3,015
Earnings attributable to unvested restricted shares	—	(2)	(1)	(6)

Net Earnings used for Diluted EPS Calculation—Non-GAAP	$685	$1,042	$2,586	$3,009

Average Common Shares Outstanding—Diluted—GAAP	$1,666	$1,715	$1,697	$1,717
Contingently convertible debt common stock equivalents	1	—	—	—
Incremental shares attributable to share-based compensation plans	16	—	—	—

Average Common Shares Outstanding—Diluted—Non-GAAP	$1,683	$1,715	$1,697	$1,717

Diluted Earnings/(Loss) Per Share—GAAP	$(0.43)	$0.56	$0.61	$1.66
Diluted EPS Attributable to Specified Items	0.84	0.05	0.91	0.09

Diluted Earnings/(Loss) Per Share—Non-GAAP	$0.41	$0.61	$1.52	$1.75

*	Refer to the Specified Items schedules for further details.

BRISTOL-MYERS SQUIBB COMPANY

NET CASH CALCULATION

AS OF SEPTEMBER AND JUNE 30, 2012

(Unaudited, dollars in millions)

	September 30, 2012	June 30, 2012
Cash and cash equivalents	$1,503	$2,801
Marketable securities—current	1,427	2,236
Marketable securities—long-term	3,698	3,732

Cash, cash equivalents and marketable securities	6,628	8,769
Short-term borrowings and current portion of long term debt	(751)	(236)
Long-term debt	(6,608)	(5,209)

Net cash/(debt) position	$(731)	$3,324